Exhibit 10.1

CATTLE PURCHASE AND SALE AGREEMENT

THIS CATTLE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of January 24, 2013, by and between JBS FOOD CANADA INC., a Canadian corporation (“JBS”), and J&F RANCH CANADA INC., a Canadian corporation (“J&F Canada”). JBS and J&F are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. JBS is engaged in the business of purchasing and processing cattle and marketing beef and related products.

B. JBS desires to purchase cattle from J&F Canada and J&F Canada desires to sell cattle to JBS, on the terms and conditions in this Agreement

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the Parties hereto agree as follows:

Section 1. Purchase/Sale of Cattle.

(a) Purchase of Cattle. Upon and subject to the terms and conditions set forth in this Agreement, JBS shall purchase from J&F Canada and J&F Canada shall sell and deliver to JBS, in each case, during each calendar year beginning with the calendar year beginning on January 1, 2013, a base amount of not less than 50,000 head of cattle.

(b) Additional Cattle. To the extent that J&F Canada offers to sell cattle to JBS in excess of the base amount set forth in Section 1(a) and such offer is accepted by JBS, JBS shall purchase such cattle from J&F Canada and J&F Canada shall sell such cattle to JBS upon and subject to the terms of this Agreement

(c) Scheduling. Delivery schedules for cattle purchased and sold pursuant to this Agreement shall be determined by JBS on a reasonable basis, consistent with all other provisions of this Agreement, taking into account operational practicalities. Unless the Parties otherwise agree, delivery of specific head of cattle pursuant to this Agreement will be to the JBS beef processing facility in Brooks, AB. Upon receipt of a request by JBS, J&F Canada will forecast J&F Canada’s anticipated deliveries at least 30 days in advance of any scheduled deliveries to JBS.

Section 2. Price of Cattle.

(a) Pricing Grid. The price for each head of cattle purchased by JBS under this Agreement shall be an amount determined pursuant to JBS’s pricing grid (the “Pricing Grid”), as the Pricing Grid may be modified or supplemented from time to time by JBS; provided that the Pricing Grid shall in any event be competitive with JBS’s major competitors for the purchase of cattle. For purposes of the Pricing Grid, JBS shall grade beef derived from cattle purchased under this Agreement in accordance with standard industry practice. The basis applicable to the cattle sold under this Agreement through December 31, 2013 shall be $5.00. The basis applicable to the cattle sold under this Agreement may be modified annually and shall be included in the Pricing Grid, as agreed to in writing by the parties.

(b) Carcass Data. JBS shall provide J&F Canada carcass data on all cattle delivered by J&F Canada in accordance with industry standards, or as otherwise agreed to by the Parties.

Section 3. Supplemental Payments. For each calendar quarter during the term of this Agreement beginning with the calendar quarter beginning on January 1, 2013:

(a) JBS shall pay to J&F Canada an amount equal to the product of (i) 40% of the positive difference, if any, between (A) the Average Cattle Cost for such calendar quarter and (B) the Average Sale Price for such calendar quarter, multiplied by (i) the Specified Number of Cattle for such calendar quarter; and

(b) J&F Canada shall pay to JBS an amount equal to the product of (i) 40% of the positive difference, if any, between (A) the Average Sale Price for such calendar quarter and (B) the Average Cattle Cost for such calendar quarter, multiplied by (ii) the Specified Number of Cattle for such calendar quarter.

For purposes of this Section 3, each of the following terms shall have the meaning set forth below:

“Average Cattle Cost” means, with respect to any calendar quarter, J&F Canada’s average cost of all cattle sold by J&F Canada to any buyer for slaughter during such calendar quarter as determined in accordance with generally accepted cost accounting standards in the beef industry in the Canada.

“Average Sale Price” means, with respect to any calendar quarter, the average sale price paid or payable to J&F Canada for all cattle sold by J&F Canada to any buyer for slaughter during such calendar quarter excluding any amounts received by J&F Canada pursuant to Section 3 of this Agreement and excluding any amounts received by J&F Canada for deads and railers.

“Specified Number of Cattle” means, with respect to any calendar quarter, the lesser of (a) the actual number of cattle purchased from J&F Canada by JBS under this Agreement during such calendar quarter and (b) 12,500 head of cattle.

Section 4. Payment of Purchase Price and Supplemental Payments. JBS shall pay to J&F Canada the price determined for each head of cattle delivered pursuant to Section 2(a) at the time and on the terms that are in accordance with industry practice and in compliance with applicable law. JBS and J&F Canada shall pay to the other party the amount of the supplemental payment, if any, determined pursuant to Section 3 on or before the date that is 30 days after the end of the applicable calendar quarter; provided, however, that such payments shall be made in compliance with applicable law.

Section 5. Reporting. J&F Canada shall determine the Average Cattle Cost and the Average Sales Price for each calendar quarter in accordance with generally accepted cost accounting standards in the beef industry in the Canada and shall provide to JBS a detailed determination of such Average Cattle Cost and Average Sale Price. J&F Canada shall keep JBS fully informed as to all of its sales and cattle feeding activities as related to this Agreement, and shall send to JBS reports of such activities on a monthly basis.

Section 6. Record Keeping/Inspection. J&F Canada shall maintain a true and accurate account in accordance with generally accepted accounting principles, showing an accurate record of data necessary for the computation of the Average Cattle Cost and Average Sale Price for each calendar quarter. J&F Canada agrees that JBS and its duly authorized representatives shall have the right to examine the books and records of J&F Canada during regular business hours with respect to the purchases, sales, and other components of the Average Cattle Cost and Average Sale Price determined pursuant to this Agreement.

Section 7. Cattle Quality. For purposes of this Agreement, J&F Canada agrees that J&F Canada will not deliver to JBS any cattle that have been condemned by the Canadian Food Inspection Agency or any other regulatory authority over the beef industry.

Section 8. Permits. J&F Canada shall provide JBS with all permits necessary to qualify cattle for interprovincial shipment, if applicable, in the same manner as required for other cattle purchased by JBS. Each Party otherwise covenants with the other Party to perform the Party’s obligations under this Agreement in accordance with all applicable laws.

Section 9. Weighing and Transportation. All cattle purchased by JBS from J&F Canada under this Agreement shall be weighed and transported according to standard industry practice and on the same basis as other cattle purchased by JBS (or as otherwise mutually determined by the Parties through the Pricing Grid determination process).

Section 10. Term of Agreement. The term of this Agreement shall commence on the date first written above and shall continue through July 1, 2016, subject to the following:

(a) if there is a material breach of any agreement or covenant of J&F Canada contained in this Agreement, JBS may give written notice of the breach to J&F Canada and, if the breach is not cured within a period (“J&F Canada’s Cure Period”) of 30 days following delivery of the notice of breach by JBS to J&F Canada, then JBS shall have the right to terminate all obligations of JBS under this Agreement upon delivery of written notice of such termination to J&F Canada within 30 days following J&F Canada’s Cure Period. JBS must continue to purchase and pay for cattle as provided in this Agreement that are delivered by J&F Canada to JBS for a period of six months following delivery of any notice of termination given under this Section 10(a);

(b) if there is a material breach of any agreement or covenant of JBS contained in this Agreement, J&F Canada may give written notice of the breach to JBS and, if the breach is not cured within a period (“JBS Cure Period”) of 30 days following delivery of the notice of breach by J&F Canada to JBS then J&F Canada shall have the right to terminate all obligations of J&F Canada under this Agreement upon delivery of written notice of such termination to JBS within 30 days following the JBS Cure Period. J&F Canada shall continue to be obligated to deliver cattle to JBS for a period of six months following delivery of any notice of termination given under this Section 10(b) so long as J&F Canada is paid as provided in this Agreement for the cattle delivered;

(c) notwithstanding the foregoing provisions of this Section 10, the obligation to purchase and pay for cattle and the obligation to deliver cattle under this Section 10, the obligation to make supplemental payments for cattle delivered and purchased under this Agreement (including under Sections 3(a) and (b)), and rights of either Party to collect applicable damages and to exercise its remedies for failure to purchase, sell and deliver cattle or make payments as provided under this Agreement, shall survive any termination of this Agreement.

Section 11. Remedies. If either Party is in default under this Agreement, the other Party may exercise any and all rights and remedies available to such Party under this Agreement, or otherwise at law or in equity. The rights and remedies afforded to either Party under this Agreement shall be cumulative and in addition to, and not in limitation of, any rights and remedies which the Party may otherwise have under applicable law. The exercise or partial exercise of any right or remedy of either Party under this Agreement or under applicable law shall not preclude or prejudice the further exercise of that right or remedy or the exercise of any other right or remedy of the Party. No delay or omission on the part of either Party in exercising any right under this Agreement or otherwise shall operate as a waiver of the right. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion. Subject to the following provisions of this Section 11, if a force majeure event occurs precluding JBS from receiving and/or processing cattle, JBS must still purchase cattle from J&F Canada as provided under this Agreement. Cattle available for delivery from J&F Canada during a force majeure event are defined as “Force Majeure Cattle.” Notwithstanding the foregoing, JBS shall have no obligation to purchase Force Majeure Cattle unless the logistics and financial components of purchasing such cattle (such as delivering to another plant within a reasonable distance to the plant affected by the force majeure event) would be substantially the same to JBS as they would have been without the occurrence of the force majeure event. JBS shall notify J&F Canada in writing if JBS will not purchase Force Majeure Cattle and must offer to purchase the Force Majeure Cattle with the pricing adjustments to compensate JBS for the actual additional costs incurred over the purchase without the force majeure event.

Section 12. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, five days after mailed by certified mail with postage paid and return receipt requested, or sent by facsimile transmission to the parties at the following addresses and facsimile numbers (or at another address or facsimile number for a Party as the Party shall designate in a notice given pursuant to this Section):

if to JBS, to:

JBS Food Canada, Inc.

1770 Promontory Circle

Greeley, CO 80634

Attention: General Counsel

J&F Canada, to:

J&F Ranch Canada Inc.

1770 Promontory Circle

Greeley, CO 80634

Attention: General Counsel

Section 13. Entire Agreement. This Agreement contains all of the terms agreed upon by the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements of the Parties or their predecessors in interest as to the subject matter of this Agreement. This Agreement may not be modified except in writing, signed by the Parties hereto, that specifically references this Agreement.

Section 14. Assignment. This Agreement may not be assigned by any Party without prior written consent of the other Party. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, legal representatives, successors, and permitted assigns. Notwithstanding the foregoing, either Party may assign this Agreement to any wholly owned subsidiary without any prior written consent.

Section 15. Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta. The Parties agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written.

JBS FOOD CANADA INC.

By	/s/ Dennis Roerty
Title	Treasurer

J&F RANCH CANADA INC.

By	/s/ Luke Lind
Title	SVP Marketing